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                                                                    Exhibit 10.4

                                                      Investor Relations Contact
                                                      David Donlin
                                                      The Cervelle Group
                                                      866-295-7878

For Immediate Release

  Webb Interactive Services, Inc. Announces $7.2 Million Jabber, Inc. Financing

            France Telecom and Intel Participate in Private Placement

Denver, CO - March 19, 2003 - Webb Interactive Services Inc. (OTCBB: WEBB), a developer and marketer of real-time communications software and instant messaging solutions through its subsidiary, Jabber, Inc., today announced the completion of a $7.2 million financing for Jabber, Inc., in which it participated along with existing investor France Telecom Technology Investissements (FTTI) and new investor, Intel Capital, by the cancellation of $2.2 million of obligations owed to Webb by Jabber. FTTI is the technology investment vehicle of France Telecom (NYSE: FTE) and Intel Capital is Intel's strategic investment arm.

On a fully converted basis, along with its current holdings of Jabber capital stock, Webb will own approximately 43.3% of Jabber's outstanding capital stock compared to approximately 74.8% prior to the transaction.

In addition, the company announced today that France Telecom has exercised an option with Jabber, Inc. to purchase additional user licenses and support for $3,000,000 to be paid in four quarterly installments this year.

Bill Cullen, Webb's President and CEO stated, "We welcome the additional investment in Jabber from FTTI and new investor, Intel Capital. We are committed to building Jabber into the leader for open-architected, presence-enabled messaging solutions across a wide variety of fixed and mobile systems. In return for relinquishing some of our previous ownership stake that originated from having initially funded Jabber, we have achieved the three key objectives we set for this latest round of strategic financing: namely, financial security, broader distribution opportunities and standards support. Jabber's accomplishments to date have been extraordinary by any measure, but, in my view, pale by comparison to the potential that may lie ahead."

Form 8-K Filed

Webb has disclosed additional details of the financing transaction in a Form 8-K which will be filed with the Securities and Exchange Commission tomorrow.

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Conference Call

The Company will host a conference call on Tuesday March 25 at 4:15PM EST for the purpose of reviewing this funding transaction. The call may be accessed by dialing 866-360-7706. Instructions will be given at the beginning of the call.

About Webb Interactive Services, Inc.

Webb Interactive Services (OTCBB: WEBB) located in Denver, Colorado is an investor in Jabber, Inc., an independently operated developer of the world's most widely used open platform for extensible Instant Messaging and presence management applications. Founded by and initially financed by Webb, Jabber's investors also include France Telecom Technology Investissements and Intel Capital.

About Jabber, Inc.

Jabber, Inc. is the developer of the world's most widely used open platform for extensible instant messaging and presence management applications. In addition to Webb Interactive Services, Inc. (OTCBB: WEBB), Jabber, Inc.'s investors also include France Telecom (NYSE: FTE) and Intel Capital. Jabber Inc.'s commercial software has been sold and deployed to more than 3 million users. The Jabber Open Source project now has more than 150,000 servers in operation worldwide. Jabber has been adopted in the telecommunications, enterprise and software development markets by customers that include France Telecom, Hewlett-Packard, BellSouth, webMethods, AT&T, Landmark Graphics, and Juniper Networks. Please see www.jabber.com for more information.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements relating to the business outlook for Webb Interactive Services, Inc. for the year 2003: trends in industry conditions, revenues, expenses and earnings, actions to be taken with the objective of improving business efficiency, and improved sales and marketing productivity, among other factors affecting growth in sales and revenue. Statements regarding market conditions and Webb's business outlook are based largely on our current opportunities and are subject to business risks related to the speed with which the market for our services develops and our ability to further expand the sales of existing products as well as to up-sell our existing customers. Due to our limited operating history, we have a limited ability to use our past performance as an indicator of future events.

Sales and earnings trends are also affected by many other factors including, but not limited to, general economic conditions, the availability of external financing and our pricing and technology strategies. In light of these risks, there can be no assurance that the forward-looking statements contained in this press release will be realized. The statements made in this press release represent Webb's views as of the date of this press release, and it should not be assumed that the statements made will remain the same at some future date. Webb does not intend to update these statements and has no duty to any person to effect any such update under any circumstances.

For a further discussion of risks associated with Webb's business, please see the discussion under the caption "Risk Factors" contained in the company's Annual Report

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on Form 10-KSB for the year-ended December 31, 2002 which will be filed by Webb on or around March 31, 2003 with the Securities and Exchange Commission and the other reports that have been filed by Webb with the Securities and Exchange Commission and may be accessed through the Company's website at www.webb.net.